Exhibit 99.1

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousand except per share amount)

	Actual Year to Date May 31, 2006	Projected Year Ended February 28, 2007
Net Sales:
Electrical and Industrial Products	$31,506	$123,000 to $128,000
Galvanizing Services	$20,947	$82,000 to $87,000

Total Sales	$52,453	$205,000 to $215,000

Diluted earnings per share	$.71	$1.85 to $1.95

Operating Margins:
Electrical and Industrial Products	12.9%	10.9%
Galvanizing Services	31.1%	22.5%

Cash Provided By Operations	$4,017	$14,000
Capital Expenditures	$2,017	$8,500
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$1,520	$6,000

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousand)

Quarter Ended May 31, 2006
Book to Ship Ratio:
2/28/06 Backlog	$73,765
Qtr. Ending 5/31/06 Bookings	70,782
Qtr. Ending 5/31/06 Shipments	52,453
5/31/06 Backlog	92,094
Book to Ship Ratio	1.35 to 1

Outstanding Accounts Receivable Days	54

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